Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Joseph K. Jachinowski

President and Chief Executive Officer

IMPAC Medical Systems

(650) 623-8800

ir@impac.com

IMPAC Medical Systems Announces Delay in Filing Third Quarter

Form 10-Q and Announces Preliminary Results for Third Quarter

MOUNTAIN VIEW, CA, Aug. 17, 2004 – IMPAC Medical Systems, Inc. (NASDAQ:IMPC) announced today that it received notice yesterday afternoon from the Company’s independent auditor, Deloitte & Touche LLP (“Deloitte”) that it had resigned due to a disagreement with management concerning its application of Statement of Position (SOP) 97-2, “Software Revenue Recognition,” with respect to the timing of its recognition of certain revenues in its restated financial statements for the fiscal years ended September 30, 2001 through 2003 filed in April 2004. This disagreement arose during the review of the fiscal 2004 third quarter results, and consequently, Deloitte was unable to complete the quarterly review. As a result, the Company has delayed the filing of its Form 10-Q for the quarter ended June 30, 2004. The Company intends to engage other auditors to perform the third quarter review as soon as possible in order to file the Form 10-Q for the quarter ended June 30, 2004.

As reflected in the restatement, the Company relied on the principle of constructive cancellation in determining the period for revenue recognition with respect to approximately 40 sales agreements wherein products aggregating less than 10% of the stated sales price of the contracts had not been in fact delivered and the Company believed would never be delivered. Deloitte indicated that it had not been provided sufficient evidence to support the Company’s approach. The Company’s former independent auditors, PwC, continue to stand behind management’s application of SOP 97-2 during the restatement. If the revenue related to these approximately 40 sales agreements had been deferred to future periods, the income statement financial impact would have been as follows (amounts in thousands):

	FY 2003	FY 2002	FY 2001	FY 2000	Total
Revenue impact	$(1,968)	$(2,901)	$(1,290)	$(562)	$(6,721)
Travel expense	69	150	86	48	353
Commission expense	75	153	67	30	325

Total reduction of operating income	$(1,824)	$(2,598)	$(1,137)	$(484)	$(6,043)

Total estimated reduction in net income	$(1,187)	$(1,701)	$(772)	$(295)	$(3,955)

The total of approximately $6.7 million of previously reported revenue that would be deferred in the event of a restatement would be recognized in a future period when there is additional documentation that the contract has been completed. The Company notes that it has been fully paid for the $6.7 million of revenue in question and it believes its customers are using the related products which were delivered and installed in all circumstances more than eighteen months ago and in some cases, more than three years ago. IMPAC’s reported cash flow is not impacted by this issue.

Preliminary Results for Third Quarter of Fiscal 2004

A review of the Company’s preliminary results for the third quarter of fiscal 2004 has not been completed; therefore, the following results may differ from what the Company files in its Form 10-Q for the quarter ended June 30, 2004.

Third Quarter Summary Results:

•	Net sales increased 21.3% to $18.7 million in the third quarter of fiscal 2004 compared to $15.4 million for the same period in fiscal 2003.

•	Backlog increased 47.6% to $76.3 million in the third quarter of fiscal 2004 compared to $51.7 million for the same period in fiscal 2003 and decreased 5.2%, or $4.2 million, compared to the second quarter of fiscal 2004.

•	Amortization expense increased to $581,000 in the third quarter of fiscal 2004 compared to $70,000 for the same period in fiscal 2003 as a result of our recent acquisition.

•	Operating income decreased 31.2% to $2.0 million in the third quarter of fiscal 2004 compared to $2.9 million for the same period in fiscal 2003.

Year-To-Date Summary Results:

•	Net sales increased 23.6% to $48.7 million in the first nine months of fiscal 2004 compared to $39.3 million for the same period in fiscal 2003.

•	Amortization expense and the acquisition related in-process research and development write-off increased to $1.8 million in the first nine months of fiscal 2004 compared to $275,000 for the same period in fiscal 2003.

•	Operating income decreased 31.7% to $3.1 million in the first nine months of fiscal 2004 compared to $5.3 million for the same period in fiscal 2003.

•	Net cash flow from operating activities decreased 53.2% to $2.9 million in the first nine months of fiscal 2004 compared to $6.2 million for the same period in fiscal 2003.

The third quarter of fiscal 2004 implementations of the Company’s core oncology software license revenue improved over levels in the second quarter of fiscal 2004, and the recently acquired pathology and cancer registry product lines contributed $2.5 million to net sales during the period.

Total cash, cash equivalents and available for sale securities grew 5.1% to $47.5 million at June 30, 2004 compared to $45.2 million at March 31, 2004. In addition, the total backlog on June 30, 2004 amounted to $76.3 million compared to $51.7 million a year ago, a 47.6% increase. Uninstalled software license revenue, comprised of customer deposits and unearned revenue, for our oncology and pathology systems contributed $10.2 million of the total increase. Other deferred revenue, comprised of maintenance and support contracts and annual licenses, contributed $10.3 million of the total increase. Deferred software license revenue contributed the remaining $4.1 million of the total increase. When compared to March 31, 2004, the total backlog decreased 5.2% from $80.5 million.

Bookings in the Company’s domestic oncology point-of-care business continued the weakness demonstrated over the last several quarters. Several factors, including reimbursement concerns, next generation device introductions by third parties which the Company integrates with its electronic medical record systems, and pricing pressure from bundled deals continue to cause uncertainty in the marketplace and introduce delays in the purchasing cycle. The impact of the Company’s booking trends over the past few quarters is expected to cause the invoicing for domestic oncology point-of-care software licenses to be relatively flat for fiscal 2004 as compared to fiscal 2003 and is expected to affect the related operating cash flows over the next several quarters. The Company believes that its software licensing revenue will be roughly comparable to fiscal 2003, excluding revenue associated with our recent product line acquisitions. Preliminary year to date revenues as of June 30, 2004, excluding the product lines acquired in December 2003, have increased approximately 12% over the same period in fiscal 2003 largely due to revenues from maintenance and services. The acquired product lines have contributed the remaining approximately 11% growth to the preliminary revenue estimate over the same period in fiscal 2003. To reduce the impact on cash flows, the Company has adjusted spending plans by significantly reducing new and replacement hiring and by reducing discretionary expenses to be more consistent with current market conditions.

Consequences of Delayed 10-Q Filing

The Company intends to file its Form 10-Q for the quarter ended June 30, 2004 as soon as possible. However, the Company’s ability to finalize its financial statements for the third quarter and file its Form 10-Q will depend to a large extent on its ability to engage a new independent auditor to perform the fiscal 2004 third quarter review. If the Company is unable to file its Form 10-Q by August 23, 2004 it expects that it will receive a notice from Nasdaq that the Company’s securities are subject to delisting. In that case, the Company intends to request continued listing of its securities until it is able to file the Form 10-Q, but there can be no assurance that Nasdaq will grant a request for continued listing.

Conference Call Scheduled

A conference call will be held tomorrow, Wednesday, August 18, 2004 at 8:00 AM (PT) /11:00 AM (ET) to discuss the accounting issues and the Company’s preliminary results for the quarter ended June 30, 2004. Individuals are invited to listen to the call by dialing 800-659-2037. International callers can dial 617-614-2713. The PIN number, 85009539, is the same for both domestic and international participants. Dial in approximately ten minutes prior to the scheduled teleconference time. The conference call can also be accessed live over the Internet through the IMPAC website, www.impac.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay on the Company website will be available for two weeks after the original broadcast.

About IMPAC Medical Systems Inc.

IMPAC Medical Systems, Inc. is a leading provider of specialized IT solutions that streamline both clinical and business operations to help improve the process of delivering quality patient care. With open integration to multiple healthcare data and imaging systems, IMPAC offers a comprehensive IT solution that includes specialized electronic charting, full-featured practice management, clinical laboratory management, and outcomes reporting. Supporting over 1,700 installations worldwide, IMPAC delivers practical solutions that deliver better overall communication, process efficiency and quality patient care. For more information about IMPAC Medical Systems’ products and services, please call 650-623-8800 or visit www.impac.com.

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding the Company’s revenue recognition policies, possible delisting from the Nasdaq Stock Market, business strategy, timing of, and plans for, the introduction of new products and enhancements, future sales, market growth and direction, competition, market share, revenue growth, operating margins and profitability. All forward looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the Company’s ability to expand outside the radiation oncology market or expand into international markets, our inability to recognize revenue from multiple element software contracts where certain elements have been delivered, installed and accepted but other elements remain undelivered, lost sales or lower sales prices due to competitive pressures, the ability to integrate its products successfully with related products and systems in the medical services industry, reliance on distributors and manufacturers of oncology equipment to market its products, changes in Medicare reimbursement policies, the integration and performance of acquired businesses, and other factors and risks discussed in the 10-K/A and other reports filed by the Company from time to time with the Securities and Exchange Commission.